Exhibit 99.1
Press Release Dated January 31, 2013

Two Rivers Enters into Agreement to Develop Additional Reservoir Storage on the Arkansas River
DENVER – January 31, 2013 -- Two Rivers Water & Farming Company (OTCQB: TURV) (www.2riverswater.com) today announced it has entered into an agreement to acquire an additional farm and permitted gravel pit on the Arkansas River just east of the river’s convergence with Fountain Creek. This acquisition was undertaken in order to create 30,000 acre-feet of reservoir storage adjacent to property acquired by Two Rivers in December 2012 for the purpose of creating an initial 10,000 acre-feet of reservoir storage.

John McKowen, CEO and Founder of Two Rivers, said, “This latest acquisition is a significant step in Two Rivers’ ongoing development of its properties on the Arkansas River. We expect to develop the reservoir storage in conjunction with existing local water providers to support farming operations on the Arkansas River undertaken by us and by others.”

About Two Rivers Water & Farming Company

Two Rivers Water & Farming Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin and the Arkansas river basin in southern Colorado.  At the present time, Two Rivers Water & Farming operates two core businesses, organic crop production and traditional cropping. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Two Rivers Water & Farming Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com